                           [NORTHSTAR GRAPHIC OMITTED]

For Immediate Release

                         NORTHSTAR REALTY FINANCE CORP.
                     ANNOUNCES SALE OF TIMES SQUARE PROPERTY
                                       --

New York, N.Y. October 26, 2005 -- NorthStar Realty Finance Corp. (NYSE: NRF)
announced today that it has entered into a definitive agreement to sell 1552
Broadway in New York City to The Riese Organization's Restaurant Division,
National Restaurants Management, Inc., for a purchase price of $48 million, or
$3,970 per square foot. The four-story, 12,091 square foot building is located at the corner of Broadway and West 46th Street in the heart of Times Square. The transaction, which is subject to customary closing conditions, is scheduled to close in the fourth quarter of 2005.

David T. Hamamoto, CEO of NorthStar Realty, commented, "The closing of this transaction will complete our announced initiative of selling our two Times
Square properties this year and unlocking significant unrealized value on our balance sheet. We expect to reinvest the gain from the sale across our three lines of business."

Dennis Riese, Chairman & CEO of The Riese Organization, commented, "This acquisition reflects our fundamental belief in the vitality of New York's
Times Square area, and validates our strategy of growth in the real estate and restaurant sector's of New York's vibrant economy."

ABOUT NORTHSTAR REALTY FINANCE CORP.

NorthStar Realty Finance Corp. is an internally managed REIT that makes investments in commercial real estate debt, real estate securities and net lease properties. For more information about NorthStar Realty Finance Corp, please visit www.nrfc.com.

FORWARD LOOKING STATEMENTS

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.
These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. NorthStar Realty can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from
NorthStar Realty's expectations include, but are not limited, to changes in economic conditions generally and the real estate and bond markets specifically, legislative or regulatory changes (including changes to laws governing the taxation of REITs), availability of capital, interest rates and interest rate spreads, policies and rules applicable to REITs, the continued service of key management personnel, the effect of competition in the real estate finance industry, the costs associated with compliance and corporate governance, including the Sarbanes-Oxley Act and related regulations and requirements, and other risks detailed from time to time in NorthStar Realty's periodic reports filed with the Securities Exchange Commission. Such forward-looking statements speak only as of the date of this press release. NorthStar Realty expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Contact:
Investor Relations
(800) 684-8879